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                                                                      EXHIBIT 11

                       STERLING BANCORP AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                                  Years Ended December 31,
                                                                    ---------------------------------------------------
                                                                        1994                1993               1992
                                                                    -----------         -----------         -----------
Income for primary earnings per share:
   Net income                                               A       $ 4,005,869         $ 3,155,397         $ 2,577,214
                                                                    ===========         ===========         ===========

Income for fully diluted earnings
   per share:
      Net income                                                    $ 4,005,869         $ 3,155,397         $ 2,577,214
      Add expenses, net of tax effect
         on assumed conversion of
         convertible subordinated
         debentures:
           Interest                                                   1,061,345             964,248           1,371,221
           Amortization of bond discount
              and expense                                                17,841              18,140              18,232
                                                                    -----------         -----------         -----------
           Income for fully diluted
              shares                                        B       $ 5,085,055         $ 4,137,785         $ 3,966,667
                                                                    ===========         ===========         ===========

Common shares for primary earnings
   per share:
      Average shares issued (note a)                                  6,496,605           6,496,521           6,492,412
      Add assumed conversion at the beginning
         of the period of issuance date if later:
           Stock options                                                    598               1,370               --
           ESOP shares allocated                                         15,410               3,542               --
      Less average treasury shares (note b)                             150,393             150,393             150,085
                                                                    -----------         -----------           ---------
      Average common shares for compu-
         tation of primary earnings
         per share                                          C         6,362,220           6,351,040           6,342,327
                                                                    ===========         ===========          ==========

Common shares for fully diluted
   earnings per share:
      Average common shares                                           6,362,220           6,351,040           6,342,327
      Add assumed conversion at the beginning
         of the period or issuance date if later:
           Convertible subordinated debentures                        2,372,913           2,191,560           2,939,678
           Series B preferred shares                                      2,576               2,576               2,576
           ESOP shares unallocated                                      234,590             188,766               --
           Stock options                                                     79                 481               --
                                                                    -----------         -----------         ------------
           Average common shares for
              computation of fully di-
              luted earnings per share                      D         8,972,378           8,734,423           9,284,581
                                                                    ===========         ===========         ===========

Net income per average
   common share                                             (A / C)      $  .63              $  .50               $ .41
                                                                         ======              ======               =====
Net income per average common
   share assuming full dilution                             (B / D)      $  .57              $  .47               $ .43
                                                                         ======              ======               =====


      (a) Based on shares issued as at end of each month.
      (b) Based on shares in treasury as at end of each month.